Exhibit 5.1

Roger A. Stong
roger.stong@crowedunlevy.com
Direct Tel: (405) 239-6614
Direct Fax: (405) 272-5255

August 31, 2022

BancFirst Corporation

100 North Broadway

Oklahoma City, Oklahoma 73102

Re: Registration by BancFirst Corporation of Common Stock on Form S-3

Ladies and Gentlemen:

We have acted as counsel to BancFirst Corporation (the “Company”) in connection with the registration of an indeterminate number of shares of Common Stock, par value $1.00 per share (the “Shares”), of the Company pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on August 31, 2022, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion is being furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion. With your consent, we have relied upon certificates and other assurances of officers of the Company and other persons as to factual matters without having independently verified such factual matters. We are opining herein as to the Oklahoma General Corporation Act, as amended, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other qualifications set forth herein, it is our opinion that upon due authorization by all necessary corporate action of the Company, and issuance and delivery of the Shares in the manner contemplated by the Registration Statement, including the Prospectus Supplement relating to the applicable offering and in accordance with the applicable definitive distribution, purchase, underwriting, or similar agreement, and upon receipt of the consideration provided for therein, the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to your reference to us under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Respectfully submitted,

Crowe & Dunlevy, A Professional Corporation

By: /s/ Roger A. Stong

      Roger A. Stong